 As filed with the Securities and Exchange Commission on November 18, 2025

Registration No. 333-283069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3
(Registration No. 333-283069)

UNDER
THE SECURITIES ACT OF 1933

Informatica Inc.†

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Other Jurisdiction of Incorporation or Organization)	61-1999534 (I.R.S. Employer Identification No.)

c/o Salesforce, Inc.

Salesforce Tower

415 Mission Street, 3rd Fl

San Francisco, California 94105

(415) 901-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sabastian Niles

President and Chief Legal Officer

Salesforce, Inc.

415 Mission Street, 3rd Fl

San Francisco, California 94105

(415) 901-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum Meng Lu Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to Registration Statement No. 333-283069.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

†  In connection with the completion of the transactions to which this Post-Effective Amendment relate, the registrant’s stock ceased trading on the New York Stock Exchange.

EXPLANATORY NOTE

On May 26, 2025, Informatica Inc., a Delaware corporation (the “Registrant” or “Informatica”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Salesforce, Inc., a Delaware corporation (“Salesforce”), and Phoenix I Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Salesforce (“Merger Sub”). Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub merged with and into Informatica (the “Merger”), with Informatica surviving the Merger as a wholly owned subsidiary of Salesforce. The Merger became effective on November 18, 2025, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, including the Merger, Informatica is hereby filing this post-effective amendment (the “Post-Effective Amendment”) to the registration statement on Form S-3 (Registration No. 333-283069) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2024. Any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by Informatica in such Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the securities registered under such Registration Statement but that remain unsold at the termination of the offering, Informatica hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 18, 2025.

INFORMATICA INC.

By:	/s/ Scott Siamas
Name: Scott Siamas
Title: President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.